June 26, 1997

Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C.  20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on June 24, 1997, to be filed by our former client, Interface Systems, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.


Very truly yours,

/S/ BDO Seidman, LLP
BDO Seidman, LLP